UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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ADMA BIOLOGICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On April 27, 2018, ADMA Biologics, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission. Due to a clerical error, the table in the Proxy Statement setting forth the compensation paid to the Company’s non-executive directors for the year ended December 31, 2017 contained incorrect option award amounts, and corresponding total amounts, for Dov A. Goldstein, M.D., Bryant E. Fong and Lawrence P. Guiheen. In all other respects, the table and related footnotes were correct as filed. The corrected table appears below with the footnotes that were provided with the original table.

Director Compensation

The following table sets forth the compensation paid to non-executive directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)(3)(4)	Total ($)
Steven A. Elms (5)	65,920	142,527	208,447
Dr. Jerrold B. Grossman	65,920	279,165	345,085
Dov A. Goldstein, M.D. (5)	45,320	142,527	187,847
Eric I. Richman	59,740	193,605	253,345
Bryant E. Fong (6)	52,530	142,527	196,087
Lawrence P. Guiheen	53,560	142,527	195,087
Bernhard Ehmer (7)	20,428	—	20,428

(1) The amounts reflected in this column represent the cash fees earned by non-executive directors for services during 2017.  Fees earned are based on membership on the Board, committee membership and committee leadership positions.  Please refer to our general policy on compensation of the members of our Board below in the section entitled “General Policy Regarding Compensation of Directors.”

(2) The amounts in this column represent the aggregate grant date fair value for stock option awards issued during 2017 computed in accordance with FASB ASC Topic 718.  Please see footnote (2) to the Summary Compensation Table below for relevant assumptions made.  As of December 31, 2017, the aggregate number of option awards outstanding (vested and unvested) for Mr. Elms was 107,674, for Dr. Grossman was 189,537, for Dr. Goldstein was 107,674, for Mr. Richman was 153,488, for Mr. Fong was 107,674, for Mr. Guiheen was 107,674 and for Dr. Ehmer was 0.  These options vest in equal monthly installments over a 24-month period following the date of grant.

(3) On February 14, 2017, the Company granted to each of its then non-executive directors an option to purchase 10,000 shares of the Company’s common stock.  Each option granted to such non-executive directors has an exercise price of $5.00, the closing price of the Company’s common stock on NASDAQ on February 14, 2017, and vests in 24 equal monthly installments, becoming fully vested on the second anniversary of the date of grant. Each option shall terminate on the earlier of (i) February 14, 2027 and (ii) the first anniversary of such director’s ceasing to serve on the Board.

(4) On June 6, 2017, upon closing the BPC Transaction, the Company granted to each of its then non-executive directors an option in the following amounts: (i) 118,861 option shares to Dr. Grossman; (ii) 78,144 option shares to Mr. Richman; and (iii) 53,837 option shares to each of Mr. Elms, Mr. Fong, Dr. Goldstein and Mr. Guiheen. Each such option has an exercise price equal to $3.66, the closing price of the Company’s common stock on NASDAQ on June 6, 2017, and vests in 24 equal monthly installments, becoming fully vested on the second anniversary of the date of grant. Each option shall terminate on the earlier of (i) June 6, 2027 and (ii) the first anniversary of such director’s ceasing to serve on the Board.

(5) Board fees and option grants paid to Mr. Elms are assigned to Aisling Capital. Board fees earned by, and option grants paid to, Dr. Goldstein prior to 2017 were assigned to Aisling Capital, where he served as a partner from 2008 to 2017.

(6) Board fees and option grants paid to Mr. Fong are assigned to Biomark Capital.

(7) Dr. Ehmer served as a director of the Company from June 2017 until February 2018.